Via Facsimile and U.S. Mail
Mail Stop 6010


February 27, 2006


Mr. Lawrence R. Hoffman
Executive Vice President and Chief Financial Officer
Covalent Group Inc.
One Glenharde Corporate Center
Wayne, PA  19087


Re:	Covalent Group Inc
	Form 10-K for the fiscal year ended December 31, 2004
	Filed on March 31, 2005
	File No. 000-21145



Dear Mr. Hoffman:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief